Exhibit 99.1
Valley Financial Corporation
____________________________________________________________________________

FOR RELEASE 4:00 p.m. July 25, 2013

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
(540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS RECORD EARNINGS
FOR SECOND QUARTER 2013;
DECLARES QUARTERLY CASH DIVIDEND

ROANOKE, VIRGINIA (July 25, 2013) -- Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results for the second quarter of 2013 and reported record net income for the three months ended June 30, 2013 of $1,928,000. The results represent an increase of $59,000 or 3% over the $1,869,000 then record net income reported for the same quarter last year. After deducting dividends and discount accretion on preferred stock from net income, net income available to common shareholders increased 7% to $1,730,000 as compared to $1,624,000 for the prior year's second quarter while diluted earnings per share increased 6% to $0.35 as compared to $0.33. The Company's earnings for the three-month period produced an annualized return on average total assets of 0.97% and an annualized return on average shareholder's equity of 12.13% as compared to 0.94% and 12.09% for the prior year's quarter.

Select highlights:

•	Record net income of $1,928,000 and $0.35 per diluted share, producing a return on average total assets of 0.97% and annualized return on average shareholder's equity of 12.13%.

•	Increase in net interest margin of 16 basis points to 3.73% as compared to the 3.57% reported for the same quarter last year.

•	Noninterest income growth of $314,000 or 32% as compared to the same quarter last year.

•
Nonperforming loans decreased $3.2 million or 28% as compared to March 31, 2013. This reduction drove a reduction in the Company's nonperforming assets ("NPAs") as a percentage of total assets from 4.27% at March 31, 2013 to 3.80% at June 30, 2013.

•	The Company's Allowance for Loan and Lease Losses (“ALLL”) to total loans decreased from 1.51% at March 31, 2013 to 1.45% at June 30, 2013.

•	Loan demand continued to improve with an increase in average loans outstanding of $26.6 million or 5% from June 30, 2012 to June 30, 2013. However, in comparison to the quarter ended March

www.myvalleybank.com
Mailing Address: PO Box 2740▪Roanoke VA 24001
36 Church Avenue SW▪Roanoke VA 24011▪Telephone: 540-342-BANK (2265) ▪FAX: 540-342-4514

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06/30/13 Release

31, 2013, average loans outstanding decreased $1.5 million primarily due to a large construction loan that moved to VHDA permanent financing at the end of the first quarter.

•
Average deposit balances decreased $4.5 million, or 1% from June 30, 2012 to June 30, 2013. However, in comparison to the quarter ended March 31, 2013, average deposits increased $33.2 million, an annualized growth rate of 21%.

•	The Company redeemed an additional $1.6 million of its preferred stock held by the US Treasury during the second quarter bringing the total redemption amount as of June 30, 2013 to $4.8 million.

Additionally, the Company announced today that its Board of Directors declared a quarterly cash dividend of $0.035 per share, payable on September 3, 2013 to its common shareholders of record on August 15, 2013. The amount and declaration of future cash dividends are subject to Board of Director's approval.

Ellis L. Gutshall, President and CEO stated, “Valley Financial delivered another record quarter of financial performance and we remain committed to providing above average financial results to our shareholders over the long term. A 16 basis point increase in the net interest margin combined with strong noninterest income and improved credit quality fueled our performance for the quarter. Total noninterest income increased to 0.71% of quarterly average earning assets compared to 0.54% for the same quarter of 2012. Additionally, during the second quarter we saw significant improvement in our asset quality indicators driven by a number of credit risk upgrades and the successful resolution of one large nonaccrual relationship. These improvements supported a reduction in our total allowance for loan and lease losses at the end of the quarter."

CAPITAL LEVELS STRONG
Valley Financial Corporation's capital levels remain well above the regulatory well-capitalized ratios. Tier 1 risk-based and total risk-based capital ratios were 13.1% and 14.3%, respectively, at June 30, 2013 a slight decline as compared to 13.5% and 14.8% reported at June 30, 2012. The Company's tier 1 leverage ratio was 10.0% at June 30, 2013 in comparison to 9.9% at June 30, 2012. During this time period, the Company earned $6.6 million in net income, grew its loan portfolio by $21.5 million, redeemed $4.8 million of its preferred stock from the U.S. Treasury, paid to the U.S. Treasury preferred stock dividends totaling $742,000 and returned $501,000 in profits to our common shareholders. “Our business plan includes the continuation of 10% quarterly preferred stock redemptions and quarterly cash dividends to common stockholders; however, future redemption and dividend payments will be contingent upon the Company's continued strong earnings performance,” Gutshall commented.

ASSET QUALITY/LOAN LOSS PROVISION
The Company's non-performing assets decreased $3.3 million, from $33.9 million at March 31, 2013 to $30.6 million at June 30, 2013 resulting in a reduction of the non-performing assets to total assets ratio of 47 basis points to 3.80% as compared to 4.27% at March 31, 2013. During the second quarter, nonaccrual loans decreased $3.2 million to $5.4 million; troubled-debt restructurings remained relatively flat at $2.9 million, and foreclosed assets decreased $112,000 to $22.3 million. In comparison to the prior year, non-performing assets decreased 19 basis points from 3.99% of total assets reported at June 30, 2012. During this period, nonaccrual loans decreased $939,000; troubled-debt restructurings decreased $810,000, and foreclosed assets increased $551,000. There were no loans past due 90 days or more and still accruing interest at June 30, 2013, March 31, 2013, or June 30, 2012.

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06/30/13 Release

Nonaccrual Loans
Nonaccrual loans decreased $3.2 million during the second quarter of 2013. The primary decrease is attributable to the upgrade of one borrower with loans totaling $3.3 million. This borrower filed bankruptcy in late March and as a result the loans were placed on nonaccrual status. The real estate securing the loans was sold subsequent to quarter-end and the Bank was paid in full all principal and interest due. We also received principal payments totaling $324,000 on three loans on nonaccrual status and two smaller properties totaling $82,000 were foreclosed upon during the second quarter. These decreases were offset slightly by one residential loan which was added to nonaccrual status during the second quarter totaling $491,000. Subsequent to June 30, 2013, this property has been foreclosed upon and we have received a contract for sale whereby the Bank will net $485,000.

Foreclosed Assets
During the second quarter the Company sold two of its OREO properties totaling $261,000 and realized a net loss of $18,000 on the transactions. Additionally, the Company entered into contracts for sale of three additional OREO properties totaling $1,030,000. The Company took an aggregate impairment charge of $157,000 during the second quarter on these properties. Two of the three contracts were closed in July 2013 and the third one is scheduled to close in August 2013. Development work of $121,000 was completed and capitalized on three additional properties held in OREO during the quarter.

Impaired Loans
The Company's impaired loans decreased by $5.2 million or 19% during the quarter to $21.6 million. The decrease is due to credit risk upgrades totaling $4.9 million, net principal payments received of $0.8 million and foreclosures/charge-offs totaling $0.1 million, offset by credit risk downgrades totaling $0.6 million. The valuation allowance on impaired loans increased slightly by $14,000 as new specific reserves were added to two impaired borrowers based upon updated collateral exposure analyses.

Past Due Loans
At June 30, 2013, total loans past due 30 - 89 days were $0.3 million, or 0.1% of total loans, a significant decrease from $3.6 million, or 0.7% at March 31, 2013 and from $5.7 million, or 1.1% one year ago. There were no loans past due greater than 90 days and accruing interest at June 30, 2013 or March 31, 2013. The favorable trend in decreased past due loans is primarily a result of management's diligence in handling problem loans.

Provision/Charge-offs
The Company recorded a negative $130,000 provision for loan losses during the second quarter of 2013, as compared to a negative $53,000 provision for the same period last year. The reduction in ALLL at June 30, 2013 was determined in consideration of a number of factors including the decreased level of past due loans, impaired loans, nonaccrual loans, and charge-offs during the 8-quarter historical look-back period. The Company recorded net charge-offs of $110,000 during the second quarter of 2013 as compared to net charge-offs of $243,000 for second quarter of 2012.

The ratio of allowance for loan and lease losses as a percentage of total loans decreased from 1.69% at June 30, 2012 to 1.45% at June 30, 2013. At June 30, 2013, the Company's total reserves amounted to $8.0 million, of which $1.5 million are specific reserves on impaired loans and $6.5 million are general reserves to cover inherent risks in the loan portfolio based on the current economic environment. Total reserves represented 148% of the non-accrual loan balances as of June 30, 2013 as compared to 142% reported at June 30, 2012.

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06/30/13 Release

BALANCE SHEET GROWTH
At June 30, 2013, the Company's total assets were $806.3 million, total loans stood at $552.9 million, total deposits were $666.0 million and total shareholders' equity was $60.4 million. Average loans for the second quarter of 2013 were $548.4 million, down $1.5 million as compared to the first quarter of 2013, while average securities were $172.6 million, up $25.9 million and average deposits were $655.6 million, up $33.2 million as compared to the first quarter of 2013.

The increase in average deposits for the quarter is primarily due to one large new municipal relationship won during the quarter. Total shareholder's equity was impacted significantly by the negative $3.5 million swing in the unrealized gain/loss position on our AFS portfolio that ran through other comprehensive income. This swing reduced our tangible book value by approximately $0.73 per share. "The recent and rapid increase in long-term interest rates after the Federal Reserve signaled that tapering of its asset purchases in the market could come around the end of 2013 has resulted in a shift in our investment portfolio from an unrealized gain position to an unrealized loss position. Our liquidity and capital positions are very strong and as such, we do not foresee a need to divest of these securities in the near future that could result in any significant loss", Gutshall stated.

NET INTEREST INCOME
The Company's net interest income was $6.7 million for the three months ended June 30, 2013, an increase of $250,000 or 4% compared to same period last year. The Company's net interest margin was 3.73% for the three months ended June 30, 2013, up 16 basis points compared to the 3.57% reported for the same period last year. The increase in net interest margin is the result of continued funding cost reductions as the Company's average cost of funds was 0.60%, down 24 basis points from the 0.84% reported in the same period last year. As anticipated, our net interest margin did compress by 9 basis points compared to the 3.82% reported for the linked quarter due to decreases in our earning asset yields outpacing the declines in our cost of funds during the second quarter. Gutshall commented, "As anticipated, asset yields continue to be under severe pressure as borrowers seek to refinance existing loan facilities during this pro-longed period of historically low interest rates. Effective June 1, 2013, we implemented additional cost reductions on our primary money market account with balances totaling over $300 million which should result in a 9 basis point reduction in the cost on those accounts. Additionally, we restructured and extended two FHLB advances totaling $18 million and achieved a blended rate savings of 92 basis points. We believe the effect of these two cost reduction initiatives should offset the downward pressure on asset yields and help stabilize the margin for the remainder of the year."

RECORD NONINTEREST INCOME
Noninterest income increased $314,000 for the three-month period ended June 30, 2013, or 32%, compared to the same period last year, from $991,000 to $1,305,000, a record quarter when excluding gains on the sale of securities. Valley Wealth Management Services produced another strong quarter with $259,000 in income earned, an increase of $58,000 or 29% in comparison to the same quarter last year. Mortgage fee income increased $40,000 or 23% while service charges on deposit accounts increased $77,000 or 21%. Additionally, other noninterest income increased $139,000 or 57% in comparison to the second quarter of 2012. This increase is due primarily to income earned on an individual loan swap transaction. Annualized total noninterest income, exclusive of gains realized on the sale of securities, was a record 0.71% of average earning assets for the period, compared to 0.54% in the prior year.

"Our strategic initiative to increase noninterest income by expanding our mortgage department, increasing referrals to our brokerage and mortgage departments from other lines of business, as well as

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06/30/13 Release

improving our collection efforts on service charges across all business lines is producing tangible results. While our mortgage volume is currently made up of approximately 65% in purchases and 35% in refinances, we are starting to see a softening in mortgage application volume which we attribute to the recent increase in mortgage rates. If this trend continues, we anticipate some reduction in mortgage fee income generated from sales to the secondary market. Additionally, the first six months of the year have been significantly above expectations for Valley Wealth Management. While we would hope this level of activity could be sustained, a more realistic view anticipates revenues returning to a more normalized level for the remaining six months of the year", Gutshall stated.

NONINTEREST EXPENSE
Non-interest expense for the second quarter of 2013 totaled $5.4 million, up $568,000 or 12% as compared to the $4.8 million recorded for the quarter ended June 30, 2012. The Company's efficiency ratio for the second quarter of 2013 increased to 65.81% as compared to 63.37% for the same quarter last year.

•
Compensation expense increased $361,000 in comparison to the second quarter of 2012. The increase is the result of equity and merit increases for all employees which went into effect January 1, 2013 as well as personnel costs associated with mortgage loan originators and support personnel who were added after the second quarter of 2012.

•
Occupancy and equipment expense increased $66,000 in comparison to the second quarter of 2012 as a result of our expansion of office space in our downtown location and the new Mortgage Office at The Shoppes at West Village.

•
Data processing expense increased $60,000 due to an improvement and enhancement of our corporate-wide network and telecommunications infrastructure as well as increased customer transactions across all business lines.

•	Foreclosed asset expense increased $160,000 due to an impairment charge taken on three OREO properties which went under contract during the second quarter.

•
These increases were partially offset by reduced insurance expense of $107,000 and reduced professional fees of $38,000 in comparison to the second quarter of 2012. The reduction in insurance expense is primarily related to reduced FDIC assessment while professional fees decreased due to lower expenses associated with vendor reviews, external loan review, payroll processing, and business consulting.

BRANCH OFFICE EXPANSION
Construction has commenced on the Bank's ninth full service banking office located at The Kroger Center at Bonsack off route 460 in East Roanoke County with an anticipated opening of early November of this year.

About Valley Financial Corporation
Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City and its Mortgage Office at 3565 Electric Road, SW, Suite J in Roanoke County.

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06/30/13 Release

The Bank's Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Non-GAAP Financial Measures
This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Valley Financial Corporation, in referring to its net income, is referring to income under GAAP.

The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table below.

In Thousands	Three Months Ended 6/30/13	Three Months Ended 6/30/12
Net interest income, non tax-equivalent	$6,747	$6,497
Less: tax-exempt interest income	(155)	(132)
Add: tax-equivalent of tax-exempt interest income	235	200
Net interest income, tax-equivalent	$6,827	$6,565
Forward Looking Statements
Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation's recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

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06/30/13 Release

VALLEY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS

In thousands	(Unaudited)	(Audited)
Assets	June 30, 2013	December 31, 2012
Cash and due from banks	$9,292	$9,576
Interest bearing deposits	10,084	10,227
Total cash and cash equivalents	19,376	19,803
Securities available for sale	153,899	124,220
Securities held to maturity (fair value 6/30/13: $24,730; 12/31/12: $27,791)	23,954	26,252
Loans, net of allowance for loan losses, 6/30/13: $8,030; 12/31/12: $8,060	544,894	533,893
Foreclosed assets	22,264	21,364
Premises and equipment, net	8,687	8,291
Bank owned life insurance	18,539	18,206
Accrued interest receivable	2,646	2,434
Other assets	12,080	10,121
Total assets	$806,339	$764,584
Liabilities and Shareholders' Equity
Liabilities:
Non-interest bearing deposits	$27,120	$24,289
Interest bearing deposits	638,855	596,812
Total deposits	665,975	621,101
Securities sold under agreements to repurchase	20,474	19,745
FHLB borrowings	38,000	38,000
Junior subordinated debentures	16,496	16,496
Accrued interest payable	335	337
Other liabilities	4,659	4,674
Total liabilities	745,939	700,353
Shareholders' equity:
Preferred stock, no par value; 10,000,000 shares authorized; 11,219 shares issued and outstanding at June 30, 2013 and 14,419 shares issued and outstanding at December 31, 2012	11,160	14,256
Common stock, no par value; 10,000,000 shares authorized; 4,787,269 shares issued and outstanding at June 30, 2013 and 4,760,095 shares issued and outstanding at December 31, 2012	24,150	23,940
Retained earnings	28,299	25,458
Accumulated other comprehensive income	(3,209)	577
Total shareholders' equity	60,400	64,231
Total liabilities and shareholders' equity	$806,339	$764,584

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06/30/13 Release

VALLEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended (Unaudited)		Six Months Ended (Unaudited)
	6/30/2013	6/30/2012	6/30/2013	6/30/2012
Interest income
Interest and fees on loans	$6,832	$6,752	$13,672	$13,480
Interest on securities - taxable	831	1,126	1,531	2,207
Interest on securities - nontaxable	155	132	295	265
Interest on deposits in banks	7	14	13	26
Total interest income	7,825	8,024	15,511	15,978
Interest expense
Interest on deposits	670	1,082	1,352	2,358
Interest on borrowings	408	445	826	898
Total interest expense	1,078	1,527	2,178	3,256
Net interest income	6,747	6,497	13,333	12,722
Provision for loan losses	(130)	(53)	65	(53)
Net interest income after provision for loan losses	6,877	6,550	13,268	12,775
Noninterest income
Service charges on deposit accounts	452	375	867	726
Mortgage fee income	213	173	396	305
Brokerage fee income, net	259	201	499	472
Realized gain on sale of securities	—	—	68	40
Other income	381	242	625	479
Total noninterest income	1,305	991	2,455	2,022
Noninterest expense
Compensation expense	2,970	2,609	5,930	5,239
Occupancy and equipment expense	459	393	922	770
Data processing expense	382	322	748	630
Insurance expense	210	317	402	617
Professional fees	199	237	362	460
Foreclosed asset expense, net	329	169	501	442
Other operating expense	860	794	1,660	1,554
Total noninterest expense	5,409	4,841	10,525	9,712
Income before income taxes	2,773	2,700	5,198	5,085
Income tax expense	845	831	1,577	1,557
Net income	$1,928	$1,869	$3,621	$3,528
Preferred dividends and accretion of discounts on warrants	198	245	425	489
Net income available to common shareholders	$1,730	$1,624	$3,196	$3,039

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06/30/13 Release

VALLEY FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended		Six Months Ended
	6/30/2013	6/30/2012	6/30/2013	6/30/2012
PER COMMON SHARE
Earnings per share - basic	$0.36	$0.34	$0.67	$0.64
Earnings per share - diluted	$0.35	$0.33	$0.65	$0.63
Tangible book value per share			$10.29	$10.22

FINANCIAL RATIOS
Return on average assets	0.97%	0.94%	0.93%	0.90%
Return on average shareholders' equity	12.13%	12.09%	11.44%	11.56%
Net interest margin (FTE)[1]	3.73%	3.57%	3.77%	3.54%
Efficiency - Consolidated	65.81%	63.37%	65.32%	64.56%
Net charge-off to average loans	0.02%	0.05%	0.02%	0.12%
Total risk based capital - Consolidated			14.33%	14.77%
Total risk based capital - Bank only			14.15%	14.07%

ALLOWANCE FOR LOAN LOSSES (in thousands)
Beginning balance			$8,060	$9,650
Provision for loan losses			65	(53)
Charge-offs			(179)	(630)
Recoveries			84	24
Ending balance			$8,030	$8,991

ASSET QUALITY RATIOS
Nonperforming assets to total assets			3.80%	3.99%
Allowance for loan losses to total loans			1.45%	1.69%
Allowance for loan losses to nonaccrual loans			148.32%	141.52%

COMPOSITION OF RISK ASSETS (in thousands)
Nonperforming assets:
90 days past due			$—	$—
Nonaccrual			5,414	6,353
Troubled Debt Restructuring			2,923	3,733
OREO/Repos			22,264	21,713
Total nonperforming assets			$30,601	$31,799

1 The net interest margin is calculated by dividing the tax equivalent net interest income by total average earning assets. The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table in “Non-GAAP Financial Measures.”